UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 17, 2006

(Date of Report/Date of earliest event reported)

SOLO CUP COMPANY

(Exact name of registrant as specified in its charter)

Commission file number 333-116843

Delaware	47-0938234
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Old Deerfield Road, Highland Park, Illinois	60035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847/831-4800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	On April 17, 2006, the Company announced that Ronald L. Whaley has resigned from the Board of Directors and as President and Chief Operating Officer of the Company, in order to spend more time with his family.

(c)	On April 17, 2006, the Company’s Board of Directors appointed Robert Korzenski as the Company’s President and Chief Operating Officer. Mr. Korzenski has more than 25 years of experience in sales and operations in the disposable foodservice industry. He joined the company as senior vice president in February 2004 when the Company acquired SF Holdings Group, Inc. In February 2005, he was promoted to executive vice president of sales and marketing. While at SF Holdings (Sweetheart Cup Company), Mr. Korzenski served in a number of positions over a ten-year period, including president and chief operating officer of Hoffmaster as well as The Fonda Group, Inc., both of which are now part of Solo’s broad product portfolio. Prior thereto he served as vice president of operations and vice president of sales and marketing for Scott Paper Company.

The Company has not entered into a new employment agreement with Mr. Korzenski, however, he currently has an Employment Agreement dated April 14, 2004 with Solo Cup Investment Corporation, the sole shareholder of the Company, and Solo Cup Operating Corporation, a Delaware corporation (successor in interest to Solo Cup Company, an Illinois corporation) which was previously filed June 25, 2004 by the Company as Exhibit 10.11 to its Form S-4 Filing [SEC File No. 333-116843].

(d)	On April 17, 2006, Mr. Korzenski was appointed as a director of the Company. Pursuant to the Stockholders Agreement dated February 27, 2004 by and among the Company, Solo Cup Investment Corporation, SCC Holding Company LLC (“SCC”) and other parties (see exhibit 10.18 to the Company’s Form S-4 filed June 25, 2004 [SEC File No. 333-116843]), SCC may designate five directors of the Company. In addition to Mr. Korzenski, SCC’s other designated directors are Robert L. Hulseman, John F. Hulseman, Sheila M. Hulseman and Georgia S. Hulseman.

A copy of the press release announcing these events is attached hereto as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
Exhibit 99.1:	Press Release dated April 17, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLO CUP COMPANY

By:	/s/ Susan H. Marks
Susan H. Marks
Executive Vice President and Chief Financial Officer

Date: April 17, 2006

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